December 17,2005

Consent of Independent Certified Public Accountant

Invicta Group, Inc.
9553 Harding Avenue, Suite 301
Miami Beach, Florida 33154

I hereby consent to the incorporation in the Annual Report on Form SB-2 to be filed with the Securities and Exchange Commission of my report dated 04/14/04, with respect to the financial statements of Invicta Group, Inc. for the year ended December 31,2003.

Larry Wolfe

Larry Wolfe, C.P.A.